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EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of JDA Software Group, Inc. on Form S-8 of our report dated January 18, 2001 (except for Note 3, as to which the date is February 5, 2001), appearing in the Annual Report on Form 10-K of JDA Software Group, Inc. for the year ended December 31, 2000.



/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
October 24, 2001